Exhibit 10.4
HANDLEMAN COMPANY ENTERS INTO DEFINITIVE AGREEMENT ON
THE SALE OF ITS CANADIAN MUSIC OPERATIONS, REACHES
AGREEMENT IN PRINCIPLE TO SELL UK SUBSIDIARY
Troy, Michigan – July 29, 2008 – In its continuing efforts to address the rapid and fundamental changes under way in the music industry, Handleman Company (Pink Sheets: HDLM) today announced that it has entered into definitive agreement to sell its Canadian music operations to Anderson Merchandisers, L.P. (“Anderson”) of Amarillo, Texas. The sale includes Handleman’s music inventory and other selected assets related to its Canadian operations. Anderson will also be retaining Handleman’s Canadian workforce of approximately 230 employees. Completion of the sale will occur shortly after receipt of Canadian regulatory approval, which the parties expect to receive in the near future.
In June, Handleman announced its decision to exit the North American music business and entered into a definitive agreement pursuant to which it sold music inventory and selected other assets related to its Wal-Mart business in the U.S. to Anderson. Since then, Handleman has been working with its other U.S. music customers to assist them in achieving a smooth transition to other music suppliers. This transition is progressing and is expected to be substantially completed by the end of August.
Separately, Handleman announced today that it has reached an agreement in principle to sell a majority of its assets and operations of its United Kingdom (UK) subsidiary to a subsidiary of Tesco PLC (Tesco). Completion of that transaction is expected in the coming weeks. Tesco is expected to retain a majority of Handleman’s UK-based employees once the contemplated transaction is complete. Handleman UK Limited has been a leading UK-based distributor and store merchandiser of books, music, computer games and other products.
Handleman has also closed on the sale of its Artist to Market Distribution unit (“A2M”) to Eurpac Service, Inc. A2M is an independent music distributor that works directly with branded artists and artists’ management to streamline the supply chain and deliver new music product to the marketplace. Handleman’s other businesses, which are not involved in or affected by the transactions announced today, will continue normal operations as it explores opportunities to maximize value for the benefit of the Company’s stakeholders. These other businesses are Crave Entertainment Group, Inc. (“Crave”), a leading full-service distributor of video game software, hardware, and related accessories and a specialty video game publisher, and REPS LLC, a national in-store merchandiser. Handleman has retained the investment banking firm W.Y. Campbell & Company for the purpose of exploring a sale or other strategic options for Crave and REPS.
Albert A. Koch, President and Chief Executive Officer of Handleman, said, “We are continuing to make good progress in our efforts to complete the wind-down of our North American music business, operate our ongoing businesses, and explore opportunities to maximize the value of other assets and operations for the benefit of our stakeholders. We continue to explore how best to maximize the economic return to our shareholders.”

As previously announced, Handleman will consider a distribution to the Company's shareholders of cash proceeds generated from the asset dispositions in excess of what is needed to satisfy the Company's obligations. Whether there will be any excess cash proceeds for distribution to shareholders is subject to a number of material risks and uncertainties that may prevent any such distribution from occurring. In addition, the Company is exploring other alternatives to maximize shareholder recoveries. Accordingly, while the Company believes that a cash distribution is a possibility, actual results may differ from current estimates, perhaps materially. The Company will provide information about future cash distributions, if any, at such time as it believes that they are reasonably estimable.
Cautionary Comment Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements because of factors affecting any of a number of critical objectives, including, without limitation, obtaining all required regulatory approvals to sell the assets and operations of our Canadian subsidiary to Anderson, the completion of an agreement to sell a substantial portion of the Company’s UK assets to TESCO, our ability to transition our U.S. music customers other than Wal-Mart to other vendors smoothly, maintaining satisfactory working relationships with our lenders, customers and vendors, maintaining sufficient liquidity to fund our day-to-day operations, retaining key personnel, satisfactory resolution of any outstanding claims or claims which may arise, finding and capitalizing on opportunities to maximize the value of the Company’s non-music operations, selling certain of the Company’s assets in a timely manner and for amounts reasonably consistent with the Company’s valuation of those assets, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.
Handleman Company:

Rozanne Kokko,	Greg Mize,
Senior Vice President and CFO	Vice President, Investor Relations
(248) 362-4400, Ext. 3998	and Treasurer
(248) 362-4400, Ext. 211